UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:	December 19, 2012
(Date of earliest event reported):	December 18, 2012

Commission File No. 0-10587
FULTON FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
P.O. Box 4887 One Penn Square Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: 717-291-2411
Former name or former address, if changed since last Report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐  Written communications pursuant to Rule 425 under the Securities Act
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     ☐  Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 18, 2012, the Board of Directors of Fulton Financial Corporation ("Fulton")approved a base salary increase to $900,000 per year for E. Philip Wenger, effective January 1, 2013. This increase was based on the recommendation of the Human Resources Committee of the Board in light of Mr. Wenger's new responsibilities as Fulton's Chairman, President and Chief Executive Officer. Mr. Wenger's employment by Fulton will continue to be subject to the terms of the Amended Employment Agreement between Mr. Wenger and Fulton dated November 12, 2008 and filed as an exhibit to the Current Report on Form 8-K dated November 14, 2008. Fulton previously announced that Mr. Wenger will succeed R. Scott Smith, Jr. as Fulton's Chairman, President and Chief Executive Officer, starting on January 1, 2013, after Mr. Smith retires on December 31, 2012.

Item 7.01 - Regulation FD Disclosure.
On December 18, 2012, Fulton announced that its wholly-owned bank subsidiary, Fulton Bank, N.A., entered into an agreement with Cambridge Mercantile Group to divest its Global Exchange Group (“GEG”) division. GEG provides international payment solutions to meet the needs of companies, law firms and professionals. The transaction is expected to occur prior to the end of 2012 and is subject to customary conditions to closing.
On December 18, 2012, Fulton issued a press release with additional information announcing the sale of GEG to Cambridge Mercantile Group, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. It is being furnished to the SEC and shall not be deemed to be "filed" for any purpose.
Item 9.01 Financial Statements And Exhibits
(d)    Exhibits.

Exhibit No.	Description
99.1	Fulton Press Release dated December 18, 2012

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 19, 2012	FULTON FINANCIAL CORPORATION
By: /s/ James E. Shreiner N d James E. Shreiner SSenior Executive Vice President